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                                                                    Exhibit 99.1

               [LETTERHEAD OF SHOPKO STORES, INC. APPEARS HERE]

          ShopKo Stores, Inc. and Phar-Mor, Inc. Announce Changes In
                         Proposed Business Combination

 Companies Announce Plans To Consolidate Headquarters Operations In Green Bay

        YOUNGSTOWN, Ohio and GREEN BAY, Wis., Oct. 11 /PRNewswire/ -- Phar-Mor, Inc. (Nasdaq: PMOR) and ShopKo Stores., Inc. (NYSE: SKO), today announced certain changes in their previously announced business combination. These changes will be disclosed in the companies' registration statement, which they expect to jointly file with the Securities and Exchange Commission on or about October 11, 1996. The transaction, which is expected to close in December 1996 or January 1997, would combine ShopKo and Phar-Mor under a new holding company, Cabot Noble, Inc.
        SUPERVALU, INC. (NYSE: SVU) which currently owns 46% of ShopKo's common stock, has agreed to retain 10% of the Cabot Noble common stock it will receive in the transaction. SUPERVALU's remaining Cabot Noble stock will be repurchased by Cabot Noble immediately after the transaction for approximately $223.6 million (or $16.86 per ShopKo share). After the repurchase, SUPERVALU will hold approximately six percent of the shares of Cabot Noble, depending upon the exchange ratio.
        The companies also announced that they will close the Phar-Mor headquarters in Youngstown and consolidate their headquarters operations at one location in Green Bay in order to improve operating savings under the combination. The companies will share many administrative functions now located in ShopKo's headquarters in Green Bay. The headquarters consolidation is expected to occur in phases over the next 6-12 months.
        ShopKo and Phar-Mor also announced that Dale P. Kramer, ShopKo's president and chief executive officer, will become a member of the Cabot Noble board of directors. ShopKo has the right to nominate two additional directors to the Cabot Noble board.
        Shopko Stores, Inc. is a leading retailer operating 130 stores in 15 states, concentrated in the Upper Midwest, Mountain, and Pacific Northwest states; and ProVantage, Inc., its wholly owned subsidiary, which specializes in prescription benefit management (PBM), vision benefit management (VBM) and health decision support services (DSS).
        Phar-Mor is a retail drug store chain operating 102 stores in 18 states, concentrated in Ohio, Pennsylvania, and Virginia.
        This press release contains forward-looking statements. The actual results of ShopKo, Phar-Mor and Cabot Noble may differ materially from those contained in the forward-looking statements. Factors that may cause such differences are identified in ShopKo's Current Report on Form 8-K dated September 7, 1996 and Phar-Mor's Annual Report on 10-K dated September 27, 1996.